U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2006

THE CENTER FOR WOUND HEALING, INC.

(Exact name of registrant as specified in charter)

Nevada	33-8067-NY	87-0618831
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

517 Route 1 South, Suite 3060, Iselin, NJ	08830
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: 732 726 3200

(Former name or former address, if changed since last report)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Joseph I. Emas, Attorney at Law

1224 Washington Avenue

Miami Beach, Florida 33139

Telephone: 305.531.1174

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 7, 2006, Donald T. Kelly was appointed by the Board of Directors of The Center for Would Healing, Inc. as Chief Financial Officer. Mr. Kelly will receive a base salary of $225,000 per annum, an $800 monthly car allowance, 175,000 options to purchase common stock of the Company at $3.50 per share (such options will vest incrementally commencing one year from the date of employment) and standard benefits. In the case of a change of control, as defined in Mr. Kelly’s employment agreement, he will be entitled to other benefits as well.

Donald T. Kelly, a certified public accountant, served as Executive Vice President & Chief Financial Officer of The Guild Group, Inc., an advertising firm located in White Plains, New York, from March 2005 to June 2006, and as Vice President & Chief Financial Officer of TeamStaff, Inc., a leading Business Outsourcer and Professional Employer Organization, where he worked from January 1997 through June 2003. From September 1993 through January 1997, Mr. Kelly served as the Vice President & Chief Financial Officer of Wireless Cable International, a provider of wireless cable TV to subscribers in California. Mr. Kelly served as the Vice President Finance and Administration of Potters Industries Inc., a provider of solid glass spheres for highway reflectivity and other industrial applications, from June 1986 through September 1993. Prior to this, Mr. Kelly worked with International Paper Company, Inc. in various positions, to include several divisional controller positions, from June 1974 through December 1985. Mr. Kelly started his accounting career with Ernst & Young in June 1971.

Mr. Kelly is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accountants and Financial Executive International. Mr. Kelly received his undergraduate degree in Accounting from the University of Notre Dame and his MBA in Finance from Pace University.

Item 9.01. Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2006

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Phillip Forman
Name:	Phillip Forman
Title:	Chief Executive Officer